Exhibit 10.9

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of October 1, 2018 and is entered into by and between ZEV VENTURES INCORPORATED, a Nevada corporation, and each of its Domestic Subsidiaries signatory hereto or hereinafter a party hereto by joinder (hereinafter collectively referred to as the “Borrower”), and ENERGY CAPITAL, LLC, a Florida limited liability company, and its successors and assigns (together with its successors and assigns, hereinafter referred to as “Lender”).

RECITALS

A.       Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Ten Million Dollars ($10,000,000.00) (the “Loan”); and

B.       Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1      Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit G.

“Advance” means any advance under Section 2.1 below.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended, modified, supplemented or restated from time to time.

“Assignee” has the meaning given to it in Section 10.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of Florida are closed for business.

“Cash” means all cash, marketable securities, and other liquid funds (including, without limitation, those Permitted Investments set forth in clauses (ii)(a)-(d) of the definition thereof).

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions (or their controlled affiliates) do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and common stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock and common stock of Borrower; provided, however, a Public Offering as defined in Section 2.3 by Borrower shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 10.10.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended from time to time.

“Collateral” has the meaning given to it in Section 3.

“Confidential Information” has the meaning given to it in Section 10.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be computed at the amount that meets the criteria for accrual under Statement of Financial Accounting Standard No. 5.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Default” means any event or occurrence that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment hereunder or becomes a party to this Agreement or (ii) Lender changes its lending office, except in each case of (i) and (ii) above, to the extent that amounts with respect to such taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) taxes attributable to Lender’s failure to comply with Section 6.4, and (d) any U.S. federal withholding taxes imposed under FATCA.

“Event of Default” has the meaning given to it in Section 8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money (excluding trade credit entered into in the ordinary course of business that are not more than sixty (60) days past due), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets, software codes and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary other than a Foreign Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” has the meaning given such term in the Recitals.

“Loan Documents” means this Agreement, the Note, the ACH Authorization, the Account Control Agreements, the Joinder Agreements (if any), and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (a) 11.25% or (b) 11.25% plus the Prime Rate, less 3.25%.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its material rights or remedies with respect to the Secured Obligations; or (iii) any material portion of the Collateral or Lender’s Liens on such Collateral or the priority of such Liens.

“Maturity Date” means the earlier of September 30, 2019 or 10 business days following the date of the Underwritten Public Offering as defined in Section 2.3.

“Maximum Loan Amount” means Ten Million and No/100 Dollars ($10,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.1(e).

“Merger” means the Effective Date of the closing of the Agreement and Plan of Merger and Reorganization by and among the Borrower, Zev Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Zev Ventures Incorporated, and Ondas Networks Inc. (“Ondas”).

“Note” means a Secured Term Promissory Note made by Borrower in favor of Lender in the form attached hereto as Exhibit B.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Borrower’s and Ondas’ financial statements (jointly “Ondas FS”) ; (iii) Indebtedness of up to $250,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Ondas FS; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into (or has previously entered into) a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Lender, and Investments by Domestic Subsidiaries in Borrower; (x) Investments in Foreign Subsidiaries approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;; (xii) additional Investments that do not exceed $250,000 in the aggregate; and (xiii) Investment in an office in the Country of China not to exceed $250,000.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1A; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) additional Liens that do not exceed $100,000 in the aggregate; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive, or (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business, (iv) transactions permitted by Section 7.9 and (v) other Transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prime Rate” means the Wall Street Journal (National Edition) Prime Rate.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its reasonable discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of Florida; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of Florida, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Underwritten Public Offering” means the firm commitment underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. Notwithstanding anything contained herein to the contrary, any lease properly classified as an operating lease when entered into shall continue to constitute an operating lease during the term of this Agreement regardless of any reclassification thereof as a capital lease due to a change in treatment under GAAP.

SECTION 2. THE LOAN

2.1          Loan.

(a)       Advances. Subject to the terms and conditions of this Agreement, Lender will make an Advance of up to $1,000,000 after the Closing Date of the Merger upon request of the Borrower (“First Advance”); provided that (i) the $10,000,000 Loan to Ondas from Steward Capital Holdings, LLC has been fully funded, (ii) the Borrower’s cash on hand is less than $250,000, and, (iii) no Event of Default shall have occurred and is continuing. Borrower may request additional Advances in an amount up to $1,000,000 per month under the same terms as mentioned hereinabove in this paragraph (“Advance”).

(b)       Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date) to Lender; provided that the Advance Request related to the First Advance may be delivered on the Closing Date related thereto. Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.

(c)       Interest. The principal balance of the Loan shall bear interest thereon from each such Advance Date at the Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)       Payment. Borrower will pay interest only on the outstanding principal balance of the Loan on the first day of each month, beginning February 1, 2019, until the Maturity Date. The entire Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance.

(e)       Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of Florida shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

(f)       Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to two percent (2%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, and compounded interest shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus two percent (2%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in this Section 2.1(c).

2.2          Prepayment. Borrower may at any time and without penalty prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance and all accrued and unpaid interest thereon. Borrower shall prepay the outstanding amount of all principal and accrued and unpaid interest through the prepayment date upon the occurrence of a Change of Control. Notwithstanding anything contained in the foregoing to the contrary, no prepayment fee shall be payable to Lender to the extent Lender acts as agent, arranges or participates as a lender in any refinancing facility that repays the Secured Obligations.

2.3          Underwritten Public Offering. Upon Borrower completing an Underwritten Public Offering for not less than $40M in gross proceeds, the Secured Obligations become due and payable.

2.4          Note. The Loan shall be evidenced by the Note.

SECTION 3. SECURITY INTEREST

3.1          Grant of Security Interest. The Borrower hereby pledges and grants to the Lender, and hereby creates a continuing priority Lien and security interest (subject to any Permitted Liens) in favor of the Lender, subordinated only to Steward Capital Holdings, LP, a Delaware corporation, in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”):

(a)       Any and all intellectual property of every kind and nature including all patents now owned and any patent now pending and any other right Borrower has to any intellectual property.

(b)       all Fixtures and personal property of every kind and nature including all Accounts, Goods (including Inventory and Equipment), Documents (including, if applicable, Electronic Documents), Instruments, Promissory Notes, Chattel Paper (whether Tangible or Electronic), Letters of Credit, Letter-Of-Credit Rights (whether or not the Letter Of Credit is evidenced by a writing), Securities and all other Investment Property, Commercial Tort Claims, General Intangibles (including all Payment Intangibles and all Intellectual Property), Money, Deposit Accounts, and any other Contract Rights or rights to the payment of Money; and

(c)       all Proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the foregoing.

3.2        Notwithstanding the foregoing, Collateral shall exclude (a) any property of Borrower as to which Lender has determined in its sole discretion that the collateral value is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, (b) any lease, license, contract or agreement to which Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any applicable law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such applicable law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that the foregoing shall cease to be treated as excluded collateral (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, (c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), and (d) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; provided, further that excluded Collateral shall not include any proceeds of any excluded property or any goodwill of Borrower’s business associated therewith or attributable thereto.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1          Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a)       executed originals of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b)       certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents;

(c)       certified copies of the Articles of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)       a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect; and

(e)       such other documents as Lender may reasonably request.

4.2          All Advances. On each Advance Date:

(a)       Lender shall have received an Advance Request for the relevant Advance as required by 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer.

(b)       The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)       At the time of and immediately after such Advance, no Default or Event of Default shall have occurred and be continuing.

(d)       Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3          No Material Adverse Effect. As of the Closing Date and each Advance Date, no event that has had a Material Adverse Effect has occurred and is continuing, as determined by Lender in its sole discretion.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Each Borrower represents and warrants that:

5.1          Corporate Status. Zev Ventures Incorporated is a corporation duly organized, legally existing and in good standing under the laws of the State of Nevada. Ondas Networks Inc. is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is a wholly owned subsidiary of Ondas Holdings Inc. Each of Zev Ventures Incorporated and Ondas Networks Inc. are duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice provided to Lender after the Closing Date.

5.2          Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3          Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate any provisions of Borrower’s Articles of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4          Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5          Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property that is reasonably expected to have a Material Adverse Effect.

5.6          Laws. To its knowledge, Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7           Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (taken as a whole) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8           Tax Matters. Borrower represents that (a) Borrower has filed all federal and state income and other material tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9           Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material and necessary in the operation or conduct of Borrower’s business as currently conducted. Borrower represents that (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10         Intellectual Property. Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property material and necessary in the operation or conduct of Borrower’s business as currently conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign such Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11         Borrower Products. No Intellectual Property owned by Borrower or Borrower Product, in each case, material and necessary in the operation or conduct of the Borrower’s business as currently conducted has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any such Intellectual Property related to the material and necessary in the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any such Intellectual Property (or written notice of any claim challenging or questioning the ownership in any such licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To the knowledge of Borrower, neither Borrower’s use of its Intellectual Property material and necessary to the operation and conduct of its Business nor the production and sale of any material Borrower Products infringes the United States registered Intellectual Property.

5.12         Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13         Employee Loans. Except for Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14         Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1           Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $1,000,000 of directors’ and officers’ insurance for each occurrence and $3,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2           Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3          Indemnity. Borrower agrees to indemnify and hold Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against such Indemnified Person by third parties as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s negligence, bad faith or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

6.4          Lender Tax Certificates. Lender shall deliver to Borrower, on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of Borrower), duly completed, valid, and executed originals of IRS Form W-9 (or any successor form) certifying that Lender, as applicable, is exempt from U.S. federal backup withholding tax.

SECTION 7. COVENANTS OF BORROWER

Each Borrower agrees as follows:

7.1          Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (clauses (a)-(b) being referred to as, the “Financial Statements”):

(a)       within 45 days after the end of each of the first three calendar quarters of each fiscal year of Borrower, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options. This section 7.1(a) is only applicable until such time as Borrower completes the Underwritten Public Offering. Once Borrower completes such Underwritten Public Offering, the financial statements herein shall be deemed as sent to Lender immediately after they are duly filed with the appropriate governmental authorities;

(b)       within ninety (90) days after the end of each fiscal year unqualified audited financial statements as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by RRBB Accountants and Advisors or such other firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants; provided that with respect to the audited financial statements for the fiscal year ending December 31, 2017, Lender acknowledges that such financial statements shall be permitted to contain a going concern qualification due to the previously disclosed cash position of the Borrower. Once Borrower completes such Underwritten Public Offering, the financial statements herein shall be deemed as sent to Lender immediately after they are duly filed with the appropriate governmental authorities;

(c)       Upon request to Lender promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock generally and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefore, or any national securities exchange;

(d)       financial and business projections promptly following their approval by Borrower’s Board of Directors; and

(e)       such other financial information reasonably requested by Lender.

Borrower shall not (without the consent of Lender, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The financial information required to be delivered pursuant to clauses (a) and (b) shall be sent via e-mail to Lender provided, that if e-mail is not available or sending such documents via e-mail is not possible, they shall be sent via overnight courier (FedEx or UPS) to Lender at Lender’s address.

7.2          Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants (but in no event shall any representative be an employee or an agent of a competitor of Borrower), to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. The Lenders shall, collectively, be limited to two (2) such inspections and audit per calendar year so long as no Event of Default exists, and thereafter without limit, which shall each be at Borrower’s expense, in an amount not to exceed the reasonable and customary amounts for audits and inspections administered or conducted pursuant to this Section 7.2. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3          Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien (subject to Permitted Liens) on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only if Borrower fails to timely respond, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4           Indebtedness. Without prior written consent of Lender, Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (i) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion and (ii) unsecured Indebtedness constituting indemnification obligations of Borrower arising under Borrower’s charter documents. Any and all Indebtedness shall be subordinate to Lender under this Loan and Security Agreement. In the event Lender permits a new debt under this Section, Borrower shall provide any and all documents associated with such debt to Lender.

7.5           Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property material and necessary to the Borrower’s operations or conduct of its business as currently conducted except as disclosed in Ondas FS. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property material and necessary to the Borrower’s operations or conduct of its business as currently conducted), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property other than with respect to Permitted Liens.

7.6           Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7           Distributions. Except for Permitted Investments, Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8           Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9           Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10         Taxes. Except for Excluded Taxes, Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11         Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Lender. The Lender acknowledges that Borrower is in the process of changing its name to Ondas Holdings Inc. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.12         Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement or as shown on Exhibit E.

7.13         New Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Domestic Subsidiary to execute and deliver to Lender a Joinder Agreement.

7.14         Notification of Event of Default. Borrower shall notify Lender within five (5) Business Days of the occurrence of any Event of Default, such notice to be sent via facsimile to Lender.

SECTION 8. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

8.1           Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents within five (5) Business Days of the due date; or

8.2           Covenants. Borrower breaches or defaults in any material respect in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6 and 7.4, 7.5, 7.6, 7.7 ,7.8, 7.9, and 7.14), any other Loan Document or any other agreement among Borrower and Lender, such default continues for more than thirty (30) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6 and 7.4, 7.5, 7.6, 7.7 ,7.8, 7.9, and 7.14, the occurrence of such default; or

8.3           Material Adverse Effect. A circumstance has occurred that results in a Material Adverse Effect; or

8.4           Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

8.5           Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall admit in writing its inability to pay its debts as they become due, or be unable to pay or perform under the Loan Documents,; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) ninety (90) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

8.6           Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments (which is/are not covered by available insurance) is/are entered for the payment of money, individually or in the aggregate, of at least $750,000 and such judgment is not paid, vacated or dismissed within ninety (90) days of the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

8.7           Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $750,000, and such default shall have not been waived.

SECTION 9. REMEDIES

9.1           General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with the End of Term Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Lender may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect the Lien in the Collateral to secure repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Lender an irrevocable power of attorney coupled with an interest, and (iii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

9.2           Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ fees and expenses as described in Section 10.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

9.3           No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

9.4           Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

9.5           The Lender shall not deliver any Activation Notice as defined in the Account Control Agreement prior to an Event of Default; however, Borrower must receive prior approval from Lender to make a withdrawal for any amount greater than $100,000.00, from any accounts referenced in the Account Control Agreement.

SECTION 10. MISCELLANEOUS

10.1        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.2        Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)           If to Lender:

ENERGY CAPITAL, LLC
Attention: Robert J. Smith, Managing Member
13650 Fiddlesticks Blvd., Suite 202-324
Ft. Myers, FL 33912

(b)           If to Borrower:

ZEV VENTURES INCORPORATED

Attention: Eric Brock, CEO

687 N Pastoria Ave.

Sunnyvale, CA 94085

or to such other address as each party may designate for itself by like notice.

10.3        Entire Agreement; Amendments.

(a)           This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)           Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in writing executed by Lender and Borrower.

10.4        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.5        No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

10.6         Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

10.7         Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Subject to Section 10.13, Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Subject to Section 10.13, Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

10.8         Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of Florida, and shall have been accepted by Lender in the State of Florida. Payment to Lender by Borrower of the Secured Obligations is due in the State of Florida. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.9         Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of Florida. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Lee County, Florida; (b) waives any objection as to jurisdiction or venue in Lee County, Florida; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10.2, and shall be deemed effective and received as set forth in Section 10.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

10.10       Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

10.11       Professional Fees. Borrower promises to pay any and all reasonable and documented attorneys’ and other professionals’ fees and expenses (including, without duplication, fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the administration, collection, or enforcement of the Loan; (b) the amendment or modification of the Loan Documents; (c) any waiver, consent, release, or termination under the Loan Documents; (d) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (e) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

10.12       Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; provided that to the extent permitted by applicable law, Lender shall promptly provide Borrower notice thereof to permit Borrower the opportunity to take action to maintain confidentiality of such information; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after the occurrence and continuance of an Event of Default; (g) to any permitted participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

10.13       Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity other than a competitor of Borrower or any Person controlling such competitor (an “Assignee”); provided that so long as no Event of Default exists any such assignment shall require the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

10.14       Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

10.15       Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

10.16       No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among the Lender and the Borrower.

10.17       Publicity.

(a)           Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower’s name (including a brief description of the relationship among Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b)           Lender consents to the publication and use by Borrower and any of its Subsidiaries of (i) Lender’s name (including a brief description of the relationship among Borrower and Lender), separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name in any news release or filings required pursuant to the Exchange Act of 1934 concerning Borrower.

10.18        Termination of Security Interest. Upon the payment in full of all Secured Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Company and the Lender shall as soon as reasonably possible following such termination deliver a Termination of Deposit Account Control Agreement in respect of all Deposit Accounts. Upon such termination, Lender hereby authorizes Company to file any UCC termination statements necessary to effect such termination and Lender will execute and deliver to Company any additional documents or instruments as Company shall reasonably request to evidence such termination.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ZEV VENTURES INCORPORATED

By:	/s/ Eric Brock
Eric Brock, Chief Executive Officer

LENDER:

ENERGY CAPITAL, LLC

By:	/s/ Robert J. Smith
Robert J. Smith, Managing Member

Table of Addenda, Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Secured Term Promissory Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Joinder Agreement

Exhibit G:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Liens
Schedule 5.3	Consents
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To: Lender:	Date: _____________, 20__

Energy Capital, LLC

Attn: Robert J. Smith, Managing Member

13650 Fiddlesticks Blvd., Suite 202-324

Ft. Myers, FL 33912

Zev Ventures Incorporated. (“Borrower”) hereby requests from Energy Capital, LLC (“Lender”) an Advance in the amount of One Million Dollars ($1,000,000.00) on _________, 20___ (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower ________

or

(b)	Wire Funds to Borrower’s account ________

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of _________________, 20__.

BORROWER:

ZEV VENTURES INCORPORATED

By:
Eric Brock, Chief Executive Officer

ATTACHMENT TO ADVANCE REQUEST

Dated: _____________, 20___

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	Zev Ventures Incorporated.

Type of organization:	Corporation

State of organization:	Nevada

Entity number:	E0640082014-2

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

ZEV VENTURES INCORPORATED

Attention: Eric Brock, CEO

687 N Pastoria Ave.

Sunnyvale, CA 94085

Telephone: (650) 743-8945

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$10,000,000	Advance Date: ___________, 20__

Maturity Date: September 30, 2019

FOR VALUE RECEIVED, Zev Ventures Incorporated, a Nevada corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Energy Capital, LLC, a Florida limited liability company, or the holder of this Note (the “Lender”) at Lender’s address listed in Loan Agreement, or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Ten Million Dollars $10,000,000) or such lesser principal amount as Lender has advanced to Borrower, together with interest as set forth in that certain Loan and Security Agreement dated October 1, 2018, by and among Borrower, its Domestic Subsidiaries party thereto and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”).

This Promissory Note is the Term Note referred to in, and is executed and delivered in connection with, the Loan Agreement, and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute an Event of Default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of Florida. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of Florida, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES:

ZEV VENTURES INCORPORATED

By:
Eric Brock, Chief Executive Officer

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name: ZEV VENTURES INCORPORATED

Type of organization: Corporation

State of organization: Nevada

Organization file number: E0640082014-2

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:
Borrower’s fiscal year ends on December 31
Borrower’s federal employer tax identification number is:

3. Borrower represents and warrants to Lender that its principal place of business is located at 687 N Pastoria Ave., Sunnyvale, CA 94085.

EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Business Checking Account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Business Savings Account

ONDAS NETWORKS INC.

Bank:

Address:

Account number:

For Direct Deposit use

Routing Number (RTN):

For Wire Transfers use

Routing Number (RTN):

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of _______________, 20___, and is entered into by and between Ondas Networks Inc., a Delaware corporation (“Subsidiary”), and Energy Capital, LLC (as “Lender”).

RECITALS

A. Subsidiary’s Affiliate, Zev Ventures Incorporated (“Company”) has entered into that certain Loan and Security Agreement dated October 1, 2018, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of Delaware, (b) Lender shall not have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Lender separate Financial Statements. To the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.	Subsidiary agrees not to certificate its equity securities without Lender’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Lender in order to perfect Lender’s security interest in such equity securities.

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

ONDAS NETWORKS INC.

By:
Name: Eric Brock
Title: Chief Executive Officer

LENDER:

Energy Capital, LLC

By:
Name: Robert J. Smith
Title: Managing Member

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Energy Capital, LLC

13650 Fiddlesticks Blvd., Suite 202-324

Ft. Myers, FL 33912

Re:	Loan and Security Agreement dated October 1, 2018 between Zev Ventures Incorporated (“Borrower”) and Energy Capital, LLC, as lender (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

Depository Name:

Branch:

City:

State and Zip Code:

Transit/ABA Number:

Account Number:

Account Name:

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)

By:

Name:

Title:

Date: